Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of iBio, Inc. on Form S-3 to be filed on or about July 8, 2011 of our report dated September 28, 2009, on our audit of the financial statements, which report was included in the Annual Report on Form 10-K filed on October 13, 2010 (as amended on November 24, 2010). We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ Amper, Politziner & Mattia, LLP

Edison, NJ
July 8, 2011